Exhibit 5.1

A&L Goodbody Solicitors International Financial Services Centre North Wall Quay Dublin 1

Tel: +353 1 649 2000 Fax: +353 1 649 2649 email: info@algoodbody.com website: www.algoodbody.com dx: 29 Dublin

Our ref	01411965	Your ref	Date	[•]

FORM OF OPINION

DRAFT Endo International plc First Floor Minerva House Simmonscourt Road Ballsbridge Dublin 4 Ireland Re: Endo International plc Dear Sirs

We are acting as Irish counsel for Endo International Public Limited Company, a public limited company incorporated under the laws of Ireland (registered number 534814) (the Company), in connection with the proposed registration by the Company of up to [•] ordinary shares of par value $0.0001 each (the Ordinary Shares), pursuant to a Registration Statement on Form S-4 (the Registration Statement) filed by the Company under the Securities Act of 1933, as amended (the Act) and such Ordinary Shares to be issued pursuant to the Amended and Restated Agreement and Plan of Merger, among Auxilium Pharmaceuticals, Inc., the Company, Endo U.S. Inc. and Avalon Merger Sub Inc., dated November 17, 2014 (the Merger Agreement).

1.	For the purpose of giving this opinion, we have reviewed:

1.1.	a copy of the Merger Agreement;

1.2.	a corporate certificate dated [•]; and

1.3.	such other documents and corporate records of the Company as we have deemed necessary to examine in order that we may give this opinion.

2.	In rendering this Opinion we have examined and with your consent and without any further enquiry assumed (without any responsibility on our part if any assumption proves to have been untrue as we have not verified independently any assumption):

2.1.	the authenticity of all documents submitted to us as originals and the completeness and conformity to the originals of all copies of documents of any kind furnished to us;

2.2.	that the copies produced to us of minutes of meetings and/or of resolutions are true copies and correctly record the proceedings of such meetings and/or the subject-matter which they purport to record and that any meetings referred to in such copies were duly convened and held and that all resolutions set out in such minutes were duly passed as described in such minutes and remain in full force and effect;

2.3.	the genuineness of the signatures and seals on all original and copy documents which we have examined;

Dublin	Belfast	London	New York	San Francisco	Palo Alto

P.M. Law	V.J. Power	S. O’Riordan	E.A. Roberts	D. Widger	J.B. Somerville	D. Main	P.T. Fahy	A. Casey	G. Stanley	C. Morrissey
C.E. Gill	L.A. Kennedy	M.P. McKenna	C. Rogers	C. Christle	M.F. Barr	J. Cahir	A.J. Johnston	B. Hosty	D. Dagostino
E.M. Fitzgerald	S.M. Doggett	K.A. Feeney	G. O’Toole	S. O’Croinin	A.M. Curran	M. Traynor	M. Rasdale	M. O’Brien	E. Keane
B.M. Cotter	B. McDermott	M. Sherlock	J.N. Kelly	J.W. Yarr	A. Roberts	P.M. Murray	D. Inverarity	K. Killalea	C. Clarkin
J. G. Grennan	C. Duffy	E.P. Conlon	N. O’Sullivan	D.R. Baxter	M. Dale	N. Ryan	M. Coghlan	L. Mulleady	R. Grey
J. Coman	E.M. Brady	E. MacNeill	M.J. Ward	A. McCarthy	C. McCourt	P. Walker	D.R. Francis	K. Ryan	R. Lyons
P.D. White	P.V. Maher	K.P. Allen	A.C. Burke	J.F. Whelan	R.M. Moore	K. Furlong	L.A. Murphy	E. Hurley	J. Sheehy

Consultants:	J.R. Osborne	S.W. Haughey	T.V. O’Connor	Professor J.C.W. Wylie	A.F. Browne	M.A. Greene	A.V. Fanagan	J.A. O’Farrell	I.B. Moore	J.H. Hickson

2.4.	that there are no agreements or arrangements in existence which in any way amend or vary the terms of the Merger Agreement;

2.5.

without having made any investigation, that the terms of the Merger Agreement are lawful and fully enforceable under the laws of Delaware and all other applicable laws (if any) other than the laws of Ireland;

2.6.	that none of the resolutions and authorities of the Directors of the Company upon which we have relied or will rely upon have been or will be varied, amended or revoked in any respect or have expired or will expire;

2.7.	that the Ordinary Shares will be issued in accordance with such resolutions and authorities; and

2.8.	that the Merger (as defined in the Merger Agreement) and the other transactions contemplated by the Merger Agreement will be consummated in accordance with the terms of the Merger Agreement.

3.	Based and relying solely upon the foregoing and subject to the within additional qualifications and assumptions, we are of the Opinion that:

3.1.	based only on searches carried out in the Irish Companies Registration Office and the Central Office of the High Court on [•] the Company has been duly incorporated and is validly existing under the laws of Ireland and no steps have been taken or are being taken to appoint a receiver, examiner or liquidator over it or to wind it up.

3.2.	the Ordinary Shares have been duly authorised and when issued in accordance with the Merger Agreement will be validly issued, fully-paid and non-assessable i.e. not subject to calls for any additional payments thereon.

In rendering this Opinion, we have confined ourselves to matters of Irish law. We express no opinion on any laws other than the laws of Ireland (and the interpretation thereof) in force as at the date hereof. This Opinion speaks only as of its date. We are not under any obligation to update this Opinion from time to time or to notify you of any change of law, fact or circumstances referred to or relied upon in the giving of this Opinion.

We hereby consent to the filing of this Opinion with the United States Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name in the proxy statement / prospectus that is a part of the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required by the Act or by the rules and regulations promulgated thereunder.

This Opinion is addressed only to the Company and may be relied upon only by the Company for its sole benefit in connection with the issue of the Ordinary Shares and may not be relied on by any assignees of any such persons or any other person.

This Opinion is governed by and construed in accordance with the laws of Ireland.

Yours faithfully

2